Exhibit 99.1

Silverstar Holdings Reports Record Fourth Quarter

and Fiscal 2007 Results

Q4 Revenues Total $12.0 Million, vs. $470,000 in Q4 FY2006;
Q4 GAAP Net Income $2.6 Million or $0.25 per share;
Q4 Operating EBITDA $4.6 Million or $0.45 per share.

BOCA RATON, FL – September 27, 2007: Silverstar Holdings, Ltd. (NASDAQ: SSTR) , an international publisher and developer of interactive entertainment software, reported record financial results for its fourth quarter and fiscal year 2007 ended June 30, 2007.

Fourth Quarter Fiscal 2007 Financial Results

As compared to the previous quarter and same period a year ago:

•

Revenues for the quarter totaled $12.0 million, an increase of 161 % from $4.6 million in the previous quarter, and a 2500% increase from $470,000 a year ago. The increase over the previous and year-ago quarters is primarily due to the performance of Empire Interactive, PLC, which Silverstar acquired in December 2006.

•	Net income totaled $2.6 million or $0.2 4 per share, compared to a loss of $2.8 million in the previous quarter or ($0.27) per share and a loss of $868,000 or ($0.10) per share a year-ago.

•

Operating EBITDA (Earn ings before Interest Taxes Depreciation and Amortization), a non-GAAP measure, totaled a record $4.6 Million or $0.4 5 per share, as compared to an operating EBITDA loss of $0.3 million or ($0.03 ) per share in the previous quarter and operating EBITDA loss of $0.6 million or ($0.06 ) per share a year ago. The company recorded depreciation and amortization charges of approximately $2.0 million in the fourth quarter, compared to $950,000 in the same period last year. A reconciliation of operating EBITDA to operating income is included at the end of this release.

Full Year Fiscal 2007 Financial Results

•

Revenues for fiscal 2007 totaled a record $19.8 million, an increase of 500% from $3.3 million in fiscal 2006. The gain is primarily attributable to the contribution of seven months of increasing revenues from the company’s Empire Interactive subsidiary, which generated revenues of approximately $17.2 million in fiscal 2007. During fiscal year 2006, revenues were generated solely by the operations of the company’s Strategy First subsidiary.

•

Net loss totaled $2.4 million or $0.25 per share compared to a loss of $2 .0 million or $0.21 per share in 2006. Depreciation and amortization charges totaled $4.7 million in fiscal 2007, as compared to $180,000 in fiscal 2006.

•	Operating EBITDA, a non-GAAP measure, totaled a record $3.1 Million or $0.31 per share, as compared to an operating EBITDA loss of $1.1 million or $0.12 per share in fiscal 2006.

“The record results for the fourth quarter exceeded our expectations,” said Clive Kabatznik, CEO of Silverstar Holdings Ltd. “Revenues, operating EBITDA and net income improved dramatically as we expeditiously leveraged the company’s new large back catalog and began the transition to next gen game platforms, like Xbox 360, Nintendo, DS and Wii; and introduced new titles. We also stepped up our release schedule, releasing 12 skus in the fourth quarter, up more than 50% over last quarter. Finally, we continued to build on Empire’s international presence, particularly its strong and unique European distribution network. The outlook for next fiscal year is already looking strong, with at least 50 more SKUs due out in 2008.”

Other Q4 Highlights

•

FlatOut Ultimate Carnage, released on Xbox 360 in Europe in June 2007, was a top 10 seller for 11 consecutive weeks. This highly successful introduction was complimented by the signing of Warner Bros. Interactive Entertainment to distribute the product to North and South America.

•	Double Dragon, released on Xbox Live Arcade, was a number one seller upon launch with more than 55,000 copies downloaded in the first week.

•

Silverstar’s Strategy First subsidiary expanded it relationship with GameTap, the first broadband entertainment network from Turner Broadcasting System, Inc . (TBS), so that every game released by Strategy First through 2012 will be available for exclusive online play and for purchase in GameTap's new online digital retail storefront .

Fiscal 2008 Outlook

Silverstar plans to release at least 50 SKUs during the fiscal year 2008. Most prominent among these will be the North American release of FlatOut Ultimate Carnage on Xbox 360 on October 2, 2007. Other near-term release include FlatOut Head-on for PSP and the FlatOut PC version are expected to be released internationally in the second or third fiscal quarter, with Jackass on PS2 and PSP being release in Europe in the second quarter.

Based on the current release schedule, most of the company’s new high profile titles for fiscal 2008 will be released during the October through June period. Management anticipates revenues will exceed $40 million for the full fiscal year 2008, with operating EBITDA in the range of 17.5% to 25.0% or $7 million to $10 million. As anticipated, management expects the first fiscal quarter to be weakest of the year, with 100% to 110% of the operating EBITDA anticipated in the final three quarters of the fiscal year.

Conference Call

Silverstar will host a conference call today at 4:30 p.m. Eastern Time. A brief presentation by management will be followed by a question and answer period. To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Silverstar Holdings conference call and provide the conference ID.

Domestic callers: 1-888-200-2794

International callers: 1-973-935-8766
Conference ID#: 9266938
Internet Simulcast: http://viavid.net/dce.aspx?sid=00004554

The call will be available for replay starting at 7:30 p.m. Eastern Time until October 26, 2007:

Toll-Free Replay number: 1-877-519-4471
International Replay number: 1-973-341-3080
Replay PIN #: 9266938

If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

About Silverstar Holdings

Silverstar Holdings Ltd. is an international publisher and developer of interactive entertainment software. It currently owns Empire Interactive, PLC and Strategy First, Inc. Empire Interactive (www.empireinteractive.com ) is a leading developer and publisher of interactive entertainment software games, including Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut. Empire’s products are delivered on both console and PC platforms. Strategy First (www.strategyfirst.com ) is a developer and worldwide publisher of entertainment software for the PC. For more information about Silverstar Holdings visit www.silverstarholdings.com

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission.

Contact:

Silverstar Holdings Ltd.
Clive Kabatznik, President and CEO

Tel 561-479-0040

clive@silverstarholdings.com

Investor Relations:

Liolios Group, Inc.

Matt Glover or Ron Both
Tel 949-574-3860
info@liolios.com

Reconciliation of Operating Income to Operating EBITDA

In addition to other measures, management evaluates operating results based upon operating “EBITDA," which is defined as operating income before depreciation and amortization, interest expense and income taxes, each of which is presented on the company's Consolidated Statements of Operations. The company's presentation of operating EBITDA, a non-GAAP measure, may not be comparable to similarly titled measures used by other companies. Any of these items could be significant to the company’s financial results. The following table reconciles operating EBITDA to operating income for the periods indicated.

	Quarters ended June 30,		Year ended June 30,
Operating EBITDA Reconciliation	20 07	20 06	2007	2006
Operating Income (Loss)	$ 2,605 .0	$ (623.7)	$ (1,669.0)	$ (1,293.2)
Depreciation	64.6	7.2	159.7	31.7
Amortization of Intangibles	1632.5	44.7	4, 235.6	148.8
Amortization of Software Development Costs	283.6	0.0	337.2	0.0
Operating EBITDA	$ 4,585 .7	$ (571.8)	$ 3,063.5	$ (1,112.7)
Operating EBITDA per Share	$ 0.45	$ (0.06)	$ 0.31	$ (0.12)
Weighted Avg. # of Shares Outstanding -	10,206	9,151	9,727	9,102

SILVERSTAR HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS JUNE 30, 2007 AND 2006

ASSETS	2007	2006
Current assets:
Cash and cash equivalents
(Includes restricted cash of $590,990)	$3,693,149	$9,075,259
Cash restricted for foreign tax estimated liability	1,064,040	2,933,342
Accounts receivable, net	6,908,846	637,135
Inventories, net	900,128	58,732
Current portion of long term notes receivable	256,982	164,548
Prepaid expenses and other current assets	669,730	292,805
Assets available for sale	505,650	-

Total current assets	$13,998,525	$13,161,821

Property, plant and equipment, net	488,031	77,985
Software development costs, net	5,183,033	-
Investments in non-marketable securities	1,143,566	1,143,566
Long term notes receivable	214,222	458,670
Goodwill, net	890,038	841,726
Intangible assets, net	20,611,189	1,412,854
Deferred tax asset	625,217	-
Deferred charges and other assets	631,843	441,367

Total assets	$43,785,664	$17,537,989

Liabilities and stockholders' equity
Current liabilities:
Lines of credit	$2,875,472	$647,797
Current portion of long term debt	-	180,323
Notes payable- acquisition	5,475,179	-
Earn out notes payable - acquisition	3,847,426	-
Current portion of convertible secured debenture	-	900,000
Accounts payable	6,959,835	304,088
Accrued royalty expense	2,937,887	82,643
Accrued payroll tax expense	1,585,196	49,846
Accrued expenses	1,770,656	822,463
Deposits on July 2007 private placement	630,403	-
Estimated liability for foreign tax	616,458	600,000

Total current liabilities	$26,698,512	$3,587,160

Convertible secured debenture	4,790,779	2,318,455
Other long-term liabilities	412,363	231,892

Total liabilities	$31,901,654	$6,137,507

Liabilities and stockholders' equity
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and
outstanding	-	-
Common stock, Class A, $0.01 par value, 50,000,000 shares authorized; 9,621,891
[1,496,700 shares in treasury] and 8,313,774 shares issued and outstanding,
respectively	96,218	83,138
Common stock, Class B, $0.01 par value; 2,000,000 shares authorized; 835,260 shares
issued and outstanding	8,353	8,353
Common stock, FSAH Class B $0.001 par value; 10,000,000 shares authorized; 2,671,087
shares issued and outstanding	600	600
Additional paid-in capital	67,843,919	65,573,387
Accumulated deficit	(56,796,978)	(54,390,357)
Other comprehensive income	731,898	125,361

Total stockholders' equity	$11,884,010	$11,400,482

Total liabilities and stockholders' equity	$43,785,664	$17,537,989

The accompanying notes to these consolidated financial statements, which are available in the company's annual report for the period ended June 30, 2007 and filed with the Securities and Exchange Commission in Form 10-K, are an integral part of these statements.

SILVERSTAR HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For quarters ended June 30,		For years ended June 30,
	2007	2006	2007	2006

Net Revenues	$11,951,733	$467,295	$19,794,284	$3,316,429
Operating Expenses:
Cost of sales	3,358,597	124,434	6,513,072	555,184
Development costs and royalties	678,105	43,529	2,133,430	942,678
Selling, general and administrative	3,329,231	871,131	8,084,118	2,931,243
Amortization of software development costs	283,626	-	337,243	-
Amortization of acquired intangibles	1,632,529	44,745	4,235,634	148,797
Depreciation	64,606	7,165	159,743	31,687
	9,346,694	1,091,004	21,463,240	4,609,589
Operating income ( loss)	2,605,039	(623,709)	(1,668,956)	(1,293,160)
Other income (expense)	(3,800)	(1,416)	(4,235)	39,959
Foreign currency gains (losses)	239,450	(602,134)	246,593	(749,764)
Acquisition costs incurred	-	(36,634)	-	(321,412)
Amortization of convertible debt discounts and issuance costs	(88,883)	(461,644)	(592,405)	(769,566)
Foreign tax expense	-	(600,000)	-	(600,000)
Interest expense	(269,052)	(342,461)	(883,929)	(560,841)
Interest income	79,748	308,629	484,393	633,131
Income (loss) from continuing operations before income taxes	2,562,502	(2,359,369)	(2,418,539)	(3,621,653)
Benefit for income taxes	(25,014)	-	(11,918)	-
Income (loss) from continuing operations	2,587,516	(2,359,369)	(2,406,621)	(3,621,653)
Discontinued operations:
Income from operations net of income taxes of $0, and $0,respectively	-	10,942	-	161,753
Gain on disposition, net of income taxes of $0, and $0 respectively	-	1,480,710	-	1,480,710
Net income (loss)	$2,587,516	($867,717)	($2,406,621)	($1,979,190)

Income (loss) per share:
Basic:
Continuing operations	$0.25	($0.26)	($0.25)	($0.39)
Discontinued operations	-	0.16	-	0.18
Net income( loss)	$0.25	($0.09)	($0.25)	($0.21)
Diluted:
Continuing operations	$0.24	($0.26)	($0.25)	($0.39)
Discontinued operations	-	0.16	-	0.17
Net income (loss)	$0.24	($0.10)	($0.25)	($0.21)
Weighted average common stock outstanding:
Basic	10,205,553	9,151,177	9,726,520	9,102,286
Diluted	10,635,564	9,576,075	9,726,520	9,574,910

The accompanying notes to these consolidated financial statements, which are available in the company's annual report for the period ended June 30, 2007 and filed with the Securities and Exchange Commission in Form 10-K, are an integral part of these statements.